Exhibit 10.1

EXECUTION VERSION

AMENDMENT TO TRANSITION AND GENERAL RELEASE AGREEMENT

THIS AMENDMENT TO TRANSITION AND GENERAL RELEASE AGREEMENT (this “Amendment”), is made as of November 19, 2020 (the “Effective Date”) and amends that certain Transition and General Release Agreement (the “Agreement”) dated as of February 27, 2020, by and among Cushman & Wakefield plc (together, with its subsidiaries, the “Company”) and Duncan Palmer (the “Executive”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

RECITALS

WHEREAS, the Company and the Executive previously entered into the Agreement;

WHEREAS, pursuant to Section 15 of the Agreement, the Agreement may be amended with the written consent of the Executive; and

WHEREAS, the Company and the Executive desire to amend the Agreement as set forth herein, effective as of the Effective Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    Section 1(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

(a)

Separation Date. The Executive’s employment will terminate effective upon February 28, 2021 (the “Separation Date”). Prior to the Separation Date, the Executive shall continue to be employed pursuant to the Employment Agreement, provided that if, prior to the Separation Date, the Executive resigns from employment without “Good Reason” (as defined in the Employment Agreement) or “Cause” (as defined in the Employment Agreement) occurs, then the provisions in this Agreement related to the Consulting Period and the compensation and benefits provided in Section 3 hereof shall have no effect. If the Executive is terminated by the Company without Cause or resigns for Good Reason prior to the Separation Date, then the provisions in this Agreement related to the Consulting Period shall have no effect and the provisions of Section 3 in this Agreement shall apply as though the Separation Date occurred on the actual date of the Executive’s termination of employment, including for purposes of prorating any payments provided in Section 3. The Parties acknowledge and agree that (i) the Separation will be effective as of the Separation Date, and (ii) the Employment Agreement shall be terminated in its entirety and have no further effect as of the Separation Date, except for those provisions that expressly survive termination and as otherwise provided by this Agreement. The Parties agree that, following the Effective Date, the Executive shall not be entitled to any severance or other post-employment compensation pursuant to the Employment Agreement or otherwise in connection with the Executive’s termination of employment, except as expressly provided in this Agreement.

2.    Section 1(d) of the Agreement is hereby deleted in its entirety and replaced with the following:

(d)

Consulting Period. For the period following the Separation Date until December 31, 2021 (the “Consulting Period”), (i) the Executive will continue to provide services in good faith as a consultant to the Company, as reasonably requested by the board of directors of the Company (the “Board”) or the Company’s Chief Executive Officer (the “CEO”), (ii) the Executive will continue to have access to his Company computer and the Company’s other IT resources, subject to the Company’s written policies in effect from time to time, and other resources necessary to perform the consulting services requested by the Board or the CEO, and (iii) the Executive will be reimbursed for reasonable expenses incurred in connection with the provision of his consulting services, consistent with the Company’s reimbursement policies.

3.    Section 3(g) of the Agreement is hereby deleted in its entirety and replaced with the following:

(g)

Consulting Fees. During the Consulting Period, the Executive shall serve as an independent contractor of the Company and receive monthly consulting fees (payable in arrears) at a rate that would result in aggregate payments totaling $1,050,000 for the Consulting Period, prorated for any partial periods of service during the Consulting Period.

4.    Section 17 of Exhibit A to the Agreement is hereby deleted in its entirety and replaced with the following:

17.

Consulting Period. The Company will retain the Consultant pursuant to the terms of this Agreement, and the Consultant will provide the Services (as defined in Section 19), for the period following the Separation Date until December 31, 2021. The period of time between the Separation Date and the termination of the Consultant’s service relationship with the Company is referred to herein as the “Consulting Period.”

5.    Section 18 of Exhibit A to the Agreement is hereby deleted in its entirety.

6.    Section 20(a) of Exhibit A to the Agreement is hereby deleted in its entirety and replaced with the following:

(a)

Monthly Fee. During the Consulting Period, the Consultant shall serve as an independent contractor of the Company, and the Company will pay the Consultant, for the Services rendered hereunder, a monthly consulting fee, payable in arrears, at a rate that would result in aggregate payments totaling $1,050,000 for the Consulting Period, prorated for any partial periods of service during the Consulting Period (the “Monthly Fee”). Any portion of the Monthly Fee earned but not paid at the time of termination of this Agreement will be paid within 15 days thereafter.

7.    The Executive acknowledges and agrees that “Good Reason” under the Employment Agreement has not occurred as a result of this Amendment.

8.    The Executive hereby reaffirms Section 4 of the Agreement and acknowledges and agrees that, for purposes of determining the commencement of any post-termination restricted periods in connection with the Restrictive Covenants, any such periods will take into account this Amendment.

9.    This Amendment shall only serve to amend and modify the Agreement to the extent specifically provided herein. All terms, conditions, provisions and references of and to the Agreement which are not specifically modified, amended and/or waived herein shall remain in full force and effect and shall not be altered by any provisions herein contained. All prior agreements, promises, negotiations and representations, either oral or written, relating to the subject matter of this Amendment not expressly set forth in this Amendment are of no force or effect.

10.    This Amendment shall not be amended, modified or supplemented except by a written instrument signed by the parties hereto. The failure of a party to insist on strict adherence to any term of this Amendment on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Amendment. No waiver of any provision of this Amendment shall be construed as a waiver of any other provision of this Amendment. Any waiver must be in writing.

11.    This Amendment shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Executive, and the successors and assigns of the Company.

12.    This Amendment may be executed and delivered in any number of separate counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

DATED: November 19th, 2020	By:	/s/ Duncan Palmer
Duncan Palmer

DATED: November 19th, 2020	CUSHMAN AND WAKEFIELD, plc

	By:	/s/ Michelle Hay
	Name:	Michelle Hay
	Title:	Chief Human Resources Officer

Signature Page